UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        November 26, 2008

Shumate Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	03-0453686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1011 Beach Airport Road, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 539-5770

12060 FM 3083, Conroe, Texas 77301

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Our financial statements presented in our Annual Report on Form 10-KSB/A for the year ended December 31, 2007 previously accounted for $2 million in debt forgiveness as income (related to promissory notes issued to Stillwater National Bank and Trust Company) under our consolidated statement of operations for the fiscal year ended December 31, 2006. Management subsequently determined it more appropriate, and we are currently revising our financial statements for the year ended December 31, 2007 (which revised financial statements will be filed with Amendment No. 2 to Annual Report on Form 10-KSB for the year ended December 31, 2007) to record the $2 million in debt forgiveness as additional paid in capital. This will effect our financial statements for the year ended December 31, 2007 as follows: (i) $2 million in debt forgiveness income will be removed from the statement of operations under the year ended December 31, 2006 presentation , (ii) the balance sheet will show a reduction of $2 million in retained earnings with a corresponding increase of $2 million under additional paid in capital for both the December 31, 2007, and December 31, 2006 Balance sheets, (iii) on the Statement of Changes in Stockholders Equity (Deficit), the net loss for the year ended December 31, 2006, will be increased by $2 million and the change in Additional Paid in Capital will increase by $2 million due to related party debt forgiveness and (iv) on the Statement of Cash Flows the change in net loss for the year ended December 31, 2006, will be offset by the removal of the debt forgiveness income adjustment.

Accordingly, the financial statements presented in our Annual Report on Form 10-KSB/A for the year ended December 31, 2007 should no longer be relied upon.

Our Board of Directors discussed the matters reported under this Section 4.02 with our independent accountants and who are in agreement with their determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.
(Registrant)

Date: December 1, 2008	By: /s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer and Secretary and Executive Vice President